UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2005

ID-CONFIRM, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-50489
(Commission File Number)

98-0222930
(IRS Employer Identification No.)

400-1800 Boulder Street, Denver, CO 80211-6400
(Address of principal executive offices and Zip Code)

(303) 458-5727
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

To our shareholders:

The past several weeks have been very tumultuous and costly to our company's market capitalization. Trading in the shares of id-Confirm, Inc. has been almost exclusively on the downside, perpetrated, in management's opinion, by the attachment of an "E" on our stock symbol, IDCO. Companies are required to file their periodic reports with the Securities and Exchange Commission electronically. We filed an extension request with the Securities and Exchange Commission, (SEC) allowing our accounting firm, Ernest and Young LLC, more time in which to prepare our interim financial statements for the period ending March 31, 2005. A legal holiday in Canada subsequently delayed the filing by one day. Our legal firm, Clark Wilson LLP (one of the oldest and most respected in British Columbia) filed our Form 10-QSB electronically as required. Days later, the "E" appeared on our stock symbol!

We asked Clark Wilson immediately to investigate. Numerous telephone calls placed by Clark Wilson to the NASD Inc's OTCBB were not returned until June 2.

Yesterday, finally, we discovered that the "header" on the electronic 10-QSB filing was received in a corrupted format by the OTCBB's computer system. The OTCBB's system assumed id-Confirm, Inc. had not filed its 10-QSB and as a result the "E" incorrectly remained on the stock symbol. Our stock symbol has now been corrected to "IDCO".

id-Confirm, Inc. is in the strongest financial position it has ever been. As we announced a few days ago, Keybase Management, our initial funding source, invested another $1.0 million in equity in id-Confirm by purchasing 800,000 shares at $1.25 per share. As a result, the company has more cash than it has ever had. We have had a tremendous, positive, response in the marketplace for our products. We have announced a letter of intent with Neology for 500,000 units of our My-idTM product. This order is for units in the price range of $65 to $75 each. We have many other potential orders for our products that are in various stages of negotiation. During the next month, our sales team and management are scheduled to be in Bulgaria, Mexico, Romania, and other places to finalize pilot programs and to review other applications for our products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ID-CONFIRM, INC.

/s/ Ronald N. Baird________________
By: Ronald N. Baird
President, Chief Executive Officer and Director
Date: June 3, 2005